Exhibit 10.19

OPTION AGREEMENT

THIS AGREEMENT dated for reference the 8th day of April, 2004

BETWEEN:

CONSOLIDATED GLOBAL MINERALS LTD., a company incorporated under the laws of Alberta and having a head office located at Suite 1280, 625 Howe Street, Vancouver, British Columbia, V6C 2T6

(the "Optionor")

OF THE FIRST PART

AND:

ABERDENE MINES LTD., a company incorporated under the laws of Nevada and having an office located at Suite 700, 101 Convention Center Drive, Las Vegas, Nevada, 89109

(the "Optionee")

OF THE SECOND PART

WHEREAS:

A.     The Optionor has leased certain property interests in fee lands, mineral rights and surface rights situated in Elko County, Nevada (the "Property") pursuant to the Mining Lease and Surface Use with Conditional Purchase Option Agreement dated November 15, 2003 between Van Norman Ranches, Inc. and the Optionor, and as more particularly described in the attached Schedule "A";

B.     The Optionee wishes to acquire the right to earn an undivided 75% interest in and to the Optionor's interest in the Property on the terms and subject to the conditions set out in this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

  INTERPRETATION

  1.1   For the purposes of this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and expressions have the following meanings:

  (a)     "Advance Minimum Royalties" have the meaning attributed to them in section 1.2 of the Mining Lease;

  (b)     "Affiliate" means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by or is under the common control with either the Optionor or the Optionee. "Control" means possession, directly or indirectly, or the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise;

(c)     "Agreement" means this Agreement, as amended from time to time;

(d)     "Altair" means Altair Minerals, Inc., a corporation incorporated under the laws of Nevada;

(e)     "Altair Properties" means those property interests more particularly described in Schedule "B" hereto;

(f)     "Commercial Production" means the production of valuable minerals from the Property as defined in the Mining Lease;

(g)     "Environmental Claims" means any and all administrative, regulatory, or judicial actions, suits, demands, claims, liens, notices of non-compliance or violation, investigations, or proceedings relating in any way to any Environmental Law or any permit issued under any Environmental Law, including, without limitation:

(i)     any and all claims by government or regulatory authorities for enforcement, clean-up, removal, response, remedial, or other actions or damages under any applicable Environmental Law; and

(ii)     any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive or other relief resulting from hazardous materials, including any release of those claims, or arising from alleged injury or threat of injury to human health or safety (arising from environmental matters) or the environment;

(h)     "Environmental Laws" means all requirements of the common law, civil code, or of environmental, health, or safety statutes of any agency, board, or governmental authority including, but not limited to, those relating to (i) noise, (ii) pollution or protection of the air, surface water, ground water, or land, (iii) solid, gaseous, or liquid waste generation, handling, treatment, storage, disposal, or transportation, (iv) exposure to hazardous or toxic substances, or (v) the closure, decommissioning, dismantling, or abandonment of any facilities, mines, or workings and the reclamation or restoration of lands;

(i)     "Expenditures" mean all cash, expenses, obligations and liabilities, other than for personal injury or property damage, of whatever kind or nature spent or incurred directly or indirectly in connection with the exploration, development or equipping of the Property or any portion thereof for Commercial Production including, without limiting the generality of the foregoing, monies expended in constructing, leasing or acquiring all facilities, buildings, machinery and equipment in connection with Mining Work, in paying any taxes, fees, charges, payments or rentals (including payments in lieu of assessment work) or otherwise to keep the Property or any portion thereof in good standing (including the Advance Minimum Royalties payable to the Owner and any payment to or in respect of acquiring any agreement or confirmation from any holder of surface rights respecting the Property or any portion thereof), in carrying out any survey of the Property or any portion thereof, in doing geophysical, geochemical and geological surveys, in drilling, assaying, metallurgical testing, bulk sampling and pilot plant operations, in paying the fees, wages, salaries, travelling expenses, fringe benefits (whether or not required by law) of all persons engaged in work with respect to and for the benefit of the Property or any portion thereof, in paying for the food, lodging and other reasonable needs of such persons, in preparing any reports and in supervising and managing any work done with respect to and for the benefit of the Property or any portion thereof, or in any other respects necessary for the due carrying out of Mining Work;

(j)     "Mining Lease" means the Mining Lease and Surface Use with Conditional Purchase Option Agreement dated November 15, 2003 between the Owner and the Optionor;

(k)     "Mining Work" means every kind of work done on or regarding the Property or the products of the Property by or on behalf of a party and, without limitation, includes assessment work, geophysical, geochemical, and geological surveying, studies and mapping, investigating, drilling, designing, examining, equipping, improving, surveying, shaft sinking, raising, crosscutting, and drifting, searching for, digging, trucking, sampling, working, and procuring minerals, ores, metals and concentrates, surveying and bringing any mineral claims or other interests to lease or patent, reporting, including preparation of a feasibility study, and all other work usually considered to be prospecting, exploration, development, and mining work;

(l)     "Net Smelter Returns" has the meaning attributed to it in section 1.3 of the Mining Lease;

(m)     "Option" means the option granted by the Optionor to the Optionee under section 3.1 of this Agreement;

(n)     "Owner" means Van Norman Ranches, Inc., the owner of the Property;

(o)     "Program" means a program of Mining Work which the Operator proposes to undertake or have undertaken with respect to the Property and will include a description of such Mining Work, the work schedule, a budget and a schedule of proposed cash call dates;

(p)     "Property" means those property interests more particularly described in Schedule "A" hereto together with the surface rights, mineral rights, personal property and permits associated therewith, and will include any renewal thereof and any other form of successor or substitute title thereto;

(q)     "Royalty" means a royalty of 3% of Net Smelter Returns payable to the Owner upon commencement of Commercial Production pursuant to section 1.3 of the Mining Lease;

(r)     "Securities Act" means the United States Securities Act of 1933, as amended;

(s)     "Shares" means the shares of common stock of the Optionee as constituted on the date of this Agreement.

1.2   In this Agreement, all dollar amounts are expressed in lawful currency of the United States.

1.3   The titles to the respective Articles are used for convenience only and are not a part of this Agreement.

1.4   Words importing the singular number will include the plural and vice-versa, and words importing the masculine gender will include the feminine and neuter genders and vice-versa, and words importing persons will include firms, partnerships, and corporations.

  REPRESENTATIONS AND WARRANTIES

  2.1   The Optionee represents and warrants to the Optionor that:

  (a)     it is a company duly incorporated, validly subsisting, and in good standing under the laws of Nevada;

  (b)     it has full power and authority to carry on its business and to enter into this Agreement and any other agreement contemplated by this Agreement and to carry out and perform all of its obligations and duties under this Agreement; and

  (c)     the signing, delivery, and performance of this Agreement will not conflict with any other agreement to which it is a party or by which it is currently bound, and will not contravene any applicable laws.

  2.2   The Optionor represents, warrants and covenants to and with the Optionee that:

  (a)     it is a company duly incorporated, validly subsisting, and in good standing under the laws of Alberta;

  (b)     it has full power and authority to carry on its business and to enter into this Agreement and any other agreement contemplated by this Agreement and to carry out and perform all of its obligations and duties under this Agreement;

  (c)     it has full power and authority for the signing, delivery, and performance of this Agreement and the signing, delivery, and performance of this Agreement will not conflict with any other agreement to which it is a party or by which it is bound, and will not contravene any applicable laws;

  (d)     the Mining Lease is valid, subsisting and in full force and effect and it has observed and performed each and every covenant, agreement and obligation of it under the Mining Lease required to be performed by it to the date of this Agreement;

  (e)     the Property is accurately described in Schedule "A" and the Altair Properties are accurately described in Schedule "B" and the Property and the Altair Properties are in good standing under the laws of the jurisdiction in which they are located, up to and including at least the expiry dates set forth in Schedule "B", and so far as the Optionor is aware, the conditions on and relating to the Property respecting all past and current operations are in compliance with all applicable laws, including all Environmental Laws;

  (f)     so far as the Optionor is aware, the Property (including all ores, concentrates, minerals, metals, or products in, on, or under the Property or which may be removed or extricated from the Property) is free and clear of any and all liens, charges, and encumbrances and is not subject to any right, claim, or interest of any other person, except the Mining Lease;

  (g)     it has made all taxes, assessment, rentals, levies, or other payments relating to the Property required to be made to any federal, state, or municipal government instrumentality;

  (h)     it has complied with all laws in effect in the jurisdiction in which the Property is located regarding the Property and the Property has been duly and properly staked and recorded in accordance with these laws;

  (i)     it has not received from any government instrumentality any notice of or communication relating to any actual or alleged Environmental Claims, and, so far as the Optionor is aware, there are no outstanding work orders or actions required to be taken relating to environmental matters respecting the Property or any operations carried out on the Property;

(j)     it will make available to the Optionee all information in its possession or control relating to Mining Work done on or regarding the Property that could possibly be considered to be materially significant in indicating whether the Property might or might not have the potential for economic mineralization;

(k)     subject to prior notification to the Owner and to the terms set out in the Mining Lease, the Optionee may enter in, under, or on the Property for all purposes of this Agreement without making any payment to and without accounting to or obtaining the permission of any other person, other than any payment required to be made under this Agreement; and

(l)     so far as the Optionor is aware, there is no adverse claim or challenge against or to the ownership of or title to the Property, or any portion of the Property, nor is there any basis for any adverse claim or challenge, and there are no outstanding agreements or options to acquire, purchase, or explore the Property or any portion of the Property and no person has any royalty or interest in production or profits from the Property or any portion of the Property, other than the Royalty.

2.3   These representations and warranties are conditions on which the parties have relied in entering into this Agreement, are to be construed as both conditions and warranties, and will, regardless of any investigation that may have been made by or for any party as to the accuracy of these representations and warranties, survive the closing of the transaction contemplated by this Agreement. Each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions, and suits arising out of or in connection with any breach of any representation or warranty contained in this Agreement, and each party will be entitled, in addition to any other remedy to which it may be entitled, to set-off any loss, damage, or costs suffered by it as a result of any breach against any payment required to be made by it to another party.
  OPTION

  3.1   The Optionor irrevocably grants to the Optionee the sole and exclusive right and option to acquire an undivided 75% interest in and to the Optionor's interest in the Property, free and clear of all liens, charges, encumbrances, claims, rights, or interest of any person, other than pursuant to the Mining Lease including the Royalty reserved by the Owner, which option is to be exercisable by the Optionee:

  (a)     paying to the Optionor the non-refundable cash sum of $25,000 on signing this Agreement; and

  (b)     assuming all the Optionor's covenants, agreements and obligations pursuant to the Mining Lease, including Advance Minimum Royalties, and all payments made by the Optionee pursuant to the Mining Lease will be included in the calculation of its Expenditures for the purposes of section 3.1(d) hereof;

  (c)     issuing an aggregate 300,000 Shares to the Optionor as follows:

  (i)     100,000 Shares within five business days of the date of acquisition by the Optionor of the Altair Properties as contemplated by section 3.4 hereof;

  (ii)     200,000 Shares on the first anniversary date of this Agreement; and

(d)     incurring or funding Expenditures of not less than an aggregate $3,000,000 as follows:

(i)     $750,000 by the first anniversary of the date of this Agreement;
(ii)     $1,000,000 by the second anniversary of the date of this Agreement; and
(iii)     $1,250,000 by the third anniversary of the date of this Agreement.

Any Expenditures incurred or funded by the Optionee in excess of any year's requirements will be credited to the succeeding year's requirements for the Property. Where the Optionee funds Expenditures in any year in amount less than that year's requirements and such shortfall is not due to default by the Optionee pursuant to section 4.3, the shortfall between actual Expenditures funded and that year's requirements will be added to the succeeding year's requirements for the Property, or where the shortfall arises in the third year, the deadline in paragraph 3(d)(iii) will be extended by one year, and the existence of such shortfall in any year will not constitute a failure by the Optionee to maintain its option granted by this Agreement.

3.2   The Optionee acknowledges that, on commencement of Commercial Production, the Property will be subject to the Royalty.

3.3   The Optionor acknowledge that there will be restrictions on the transfer of the Shares as follows:

(a)     Restrictions on Transfer. The Optionor agrees that it will not sell, assign, pledge, give, transfer, or otherwise dispose of the Shares or any interest therein, or make any offer or attempt to do any of the foregoing, except pursuant to a registration of the Shares under the Securities Act and all applicable state securities laws or in a transaction that is exempt from the registration provisions of the Securities Act and all applicable state securities laws.

Any attempted sale, assignment, or other transfer of the Shares without compliance with the provisions of this Agreement will be void.

(b)     Legend. The following legend will be affixed on the certificates representing the Shares owned by the Optionor and the Optionee will affix this legend on each share certificate subsequently issued to the Optionor:

"THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT") OR THE SECURITIES LAWS OF ANY STATE, AND MAY BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED OR ASSIGNED ONLY (1) TO THE COMPANY; (2) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH REGULATION S UNDER THE 1933 ACT; (3) IN ACCORDANCE WITH RULE 144 UNDER THE 1933 ACT; OR (4) IN A TRANSACTION THAT IS OTHERWISE EXEMPT FROM REGISTRATION UNDER THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS; PROVIDED, PRIOR TO ANY SUCH SALE, TRANSFER, OR ASSIGNMENT, THE COMPANY WILL HAVE RECEIVED AN OPINION OF COUNSEL, IN FORM ACCEPTABLE TO THE COMPANY, THAT NO VIOLATION OF SUCH REGISTRATION PROVISIONS WOULD RESULT FROM ANY PROPOSED TRANSFER OR ASSIGNMENT. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT."

3.4   Subject to obtaining all necessary consents, the Optionor agrees to acquire, whether by assignment or quitclaim or otherwise within 30 days of the date of this Agreement, 100% of Altair's interest in the Altair Properties, whereupon the Altair Properties will be subject to the terms and conditions of this Agreement and will be added to and deemed, for all purposes hereof, to be included in the Property. All agreements or transfer documents to be entered into by the Optionor and Altair in respect of the Altair Properties in furtherance of this section 3.4 will contain representations, warranties and covenants by Altair similar to and in substantially the same form as those given by the Optionor in section 2.2 hereof in respect of the Property. Upon acquisition of the Altair Properties by the Optionor, the Optionee agrees to assume all the Optionor's covenants, agreements and obligations pursuant to any and all agreements to which the Altair Properties are subject, including any Advance Minimum Royalty payments, and all payments made by the Optionee pursuant to such agreements will be included in the calculation of its Expenditures for the purposes of section 3.1(d) hereof.
  MANAGEMENT COMMITTEE AND OPERATOR

  4.1   The parties will establish a management committee (the "Management Committee") upon execution of this Agreement. Each party will appoint two representatives and at least one alternative representative to the Management Committee. The alternate representative may act for a party's representative in his absence. In the event of a tie or deadlock, the Optionor will have one additional or casting vote.

  4.2   An operator will conduct all Programs to be conducted on the Property as approved and directed by the Management Committee (the "Operator"). The Optionor will be the initial Operator until such time as the Option has been exercised . Prior to carrying out any Program, the Operator will first submit the Program to the Management Committee. Within thirty (30) days of the Program being submitted by the Operator to the Management Committee, the Management Committee will review and either approve, approve with modifications, or decline by written notice to the Operator the proposed Program. Any Expenditures in excess of those required by the Optionee to maintain its Option in good standing must be first approved by the Optionee.

  4.3   In respect of any Program that has been approved, with or without modifications, by the Management Committee pursuant to section 4.2 hereof, failure by the Optionee to advance funds to the Operator within twenty-one (21) days of the date such funds are required to be advanced pursuant to such Program will constitute a default under this Agreement and be subject to the provisions of section 7.1 and section 16.1 of this Agreement.

  4.4   The Operator may charge the following fees in consideration for acting as operator in supervising and carrying out each Program on the Property:

  (a)     with respect to each third party contract in excess of $50,000 within a Program, five percent (5%) of the total contract cost; and

  (b)     with respect to all other Expenditures related to the Program, ten percent (10%) of all costs.

  Any fees paid to the Operator will be included in the calculation of Expenditures for the purposes of section 3.1(d) hereof.

  OPTIONOR'S POWERS, DUTIES, AND OBLIGATIONS

  5.1   So long as the Optionor is Operator pursuant to this Agreement, the Optionor will have full right and authority to do everything necessary or desirable to carry out a Program on the Property and to determine the manner of exploration and development of the Property in accordance with a Program approved by the Management Committee and without limitation the duty and obligation to:

(a)     regulate access to the Property, subject only to the right of the Optionee and its representatives, and in accordance with the restrictions set out in the Mining Lease, and at their own risk and expense, to have access to the Property at all reasonable times for the purpose of inspecting Mining Work being done on the Property, and to inspect all pertinent maps and factual data, including but not limited to geological, geophysical, geochemical, sample assay engineering, metallurgical and accounting records, core samples and reports;

(b)     employ and engage any employees, agents, and independent contractors that it may consider necessary or advisable to carry out its duties and obligations under this Agreement and to delegate any of its powers and rights to perform its duties and obligations under this Agreement;

(c)     prepare annual Programs of Mining Work with respect to the Property and submit them to the Management Committee on or before February 1 in each year;

(d)     conduct all Mining Work on or regarding the Property in a careful and minerlike manner and in accordance with the laws of the jurisdiction in which the Property is located, and indemnify and save the Optionee harmless from any claims, suits, or actions brought against the Optionee as a result of Mining Work done by the Optionor or its contractors on or regarding the Property; and

(e)     cause any contractor engaged by it hereunder to obtain and maintain, during any period in which Mining Work is carried out hereunder, not less than the following:

(i)     employer's liability insurance covering each employee of any contractor engaged in the Mining Work hereunder to the extent of $1,000,000 where such employee is not covered by worker's compensation insurance;

(ii)     comprehensive general liability insurance in such form as may be customarily carried by a prudent operator for similar Mining Work with a bodily injury, death and property damage limit of $1,000,000 inclusive;

provided that the Optionor may, in its discretion, waive this requirement if the contractor is unable to obtain such insurance at a reasonable cost;

(f)     obtain and maintain, or cause any contractor engaged by the Optionor to obtain and maintain, adequate worker's compensation insurance or equivalent coverage for all eligible employees engaged by the Optionor or its contractors in accordance with local statutory requirements;

(g)     prepare and deliver to the Optionee:

(i)     at reasonable intervals, but in any event not less frequently than once each calendar quarter, technical data and brief reports on all Mining Work conducted by the Optionee while a Program is being carried out; and

(ii)     within 90 days of completion of any Program and at least once each calendar year, a detailed report in respect of such Program, including the Mining Work performed, results obtained, Expenditures incurred and conclusions and recommendations, the cost of which report will be borne by the Optionee and will be included in the calculation of its Expenditures for the purposes of section 3.1(d) hereof; and

(h)     maintain true and correct books, accounts, and records of operations.

5.2   Until the Option is exercised or terminated in accordance with the terms of this Agreement, the Optionor will, for so long as it is the Operator pursuant to this Agreement, have the right, authority, duty and obligation to:

(a)     keep the Property free and clear of all liens and encumbrances arising from the Optionor's operations (except liens contested in good faith by the Optionor) and in good standing by the doing and filing, or payment in lieu thereof, of all necessary assessment work and payment of all taxes required to be paid, and by the doing of all other acts and the making of all other payments required to be made, including without limitation the payment of all Advance Minimum Royalties pursuant to the Mining Lease, provided that the Optionor will not be obligated to make any payments for taxes, Advance Minimum Royalties or other such payments if the Optionee has not first advanced to the Optionor the required funds to make such payments, it being the intention of the parties that such payments are to form part of the Expenditures to be incurred by the Optionee pursuant to section 3.1(d) hereof;

(b)     sign all documents and do all other things necessary to maintain valid title to the Property;

(c)     conduct any title examinations and cure any title defects that may be advisable in the Optionor's reasonable judgment; provided, however, if the Optionor's title to the Property is deficient in any way, the Optionor, on receiving written notice from the Optionee, will have 60 days to remedy the deficiency and, if the Optionor fails to remedy any deficiency within this 60-day period, the Optionee will be entitled to terminate this Agreement or take the necessary steps to remedy any deficiency, in which event the cost and related expenses of the remedy will be included in the calculation of Expenditures for the purposes of section 3.1(d) hereof; and

(d)     subject to the provisions of the Mining Lease, permit the Optionee and its representatives, duly authorized by it in writing, at their own risk and expense, access to the Property at all reasonable times and to all records prepared by the Optionor in connection with Mining Work.

  VESTING OF INTEREST AND JOINT VENTURE

  6.1   Forthwith on the Optionee exercising the Option by performing the requirements of section 3.1, an undivided 75% right, title, and interest in and to the Optionor's interest in the Property, subject only to the Royalty and the Mining Lease, will vest in the Optionee, and the Optionor agrees to forthwith deliver to the Optionee a duly signed transfer or transfers, or any other instrument that may be required, in favour of the Optionee in recordable form, of an undivided 75% right, title, and interest in and to the Optionor's interest in the Property, and, on receipt of the such transfer(s), the Optionee will be entitled forthwith to record the transfer(s) in the appropriate office in the jurisdiction in which the Property is located.

  6.2   The parties acknowledge the Optionor's and Optionee's right and privilege to file, register, and deposit a copy of this Agreement in the appropriate recording office for the jurisdiction in which the Property is located and with any other government agencies, to give third parties notice of this Agreement, and agree, each with the others, to do or cause to be done all acts reasonably necessary to effect the filing, registration, or deposit.

  6.3   Upon the exercise of the Option, the parties will associate and will be deemed to have associated themselves as a single purpose joint venture pursuant to the terms of a Joint Venture Agreement, and the parties will negotiate expeditiously and in good faith the terms and conditions of the Joint Venture Agreement for the purpose of continuing exploration and development of the Property with a view to placing the Property or a portion thereof into Commercial Production.

6.4   The initial joint venture interests of the parties under the Joint Venture Agreement will be equal to their respective interests in the Property at the date upon which the Optionee's interest vests under section 6.1.
  TERMINATION OF OPTION

  7.1   In the event of default in the performance of the requirements of section 3.1, or section 4.3, then, subject to the provisions of sections 7.3 and 17.1 of this Agreement, the Option and this Agreement will terminate.

  7.2   The Optionee will have the right to terminate this Agreement by giving 30 days' written notice of termination to the Optionor and, on the effective date of termination, this Agreement will be of no further force and effect except the Optionee will be required to satisfy any requirements that have accrued under the provisions of this Agreement prior to the effective date of termination and that it has not satisfied.

  7.3   Despite any other provisions of this Agreement, if this Agreement terminates, the Optionee will:

  (a)     deliver to the Optionor any and all reports, maps, samples, drill cores and logs, assay results, and other relevant technical data of any kind pertaining to the Property or related to Mining Work that have not been previously delivered to the Optionor;

  (b)     ensure that, at the effective date of termination of this Agreement, the Property is free and clear of all liens and encumbrances arising from the Optionee's involvement with the Property (except liens contested in good faith by the Optionee) and in good standing for at least the next 12 months, whether by having done and filed, or paid in lieu thereof, all assessment work necessary for that purpose.

  CONFIDENTIALITY

  8.1   All information and data concerning Mining Work will be confidential and, except to the extent required by law or by regulation of any securities commission, stock exchange, or other regulatory body, will not be disclosed to any person other than a party's professional advisors without the prior written consent of the other party or parties, which consent will not unreasonably be withheld.

  8.2   The text of any news releases or other public statements which a party desires to make with respect to the Property will be made available to the other party or parties prior to publication and the other party or parties will have the right to make suggestions for changes therein within twenty-four (24) hours of delivery.

  RESTRICTIONS ON ALIENATION

  9.1   No party (the "Selling Party") may sell, transfer, convey, assign, mortgage or grant an option in respect of or grant a right to purchase or in any manner transfer or alienate all or any portion of its interest or rights under this Agreement without the prior consent in writing, within thirty (30) days of receipt of notice thereof, of the other parties, such consent not to be unreasonably withheld, and the failure to notify the Selling Party within the said 30 days that such consent has been withheld will be deemed to constitute the consent of the other parties.

  9.2   Before the completion of any sale or other disposition by any party of its interests or rights or any portion thereof under this Agreement, the Selling Party will require the proposed acquirer to enter into an agreement with the party or parties not selling or otherwise disposing on the same terms and conditions as set out in this Agreement.

9.3   The provisions of sections 9.1 and 9.2 will not prevent a party from entering into an amalgamation or corporate reorganization which will have the effect in law of the amalgamated or surviving company possessing all the property, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor company, or prevent a party from assigning its interest to an Affiliate of such party provided that the Affiliate first complies with section 9.2 and agrees in writing with the other parties to re-transfer such interest to the originally assigning party immediately before ceasing to be an Affiliate of such party.
  AREA OF MUTUAL INTEREST

  10.1   An area of mutual interest located within the existing exterior boundaries of the Property is hereby established, (which area is hereinafter called the "AMI"). By signing this Agreement, the Optionor and the Optionee hereby covenant and agree each with the other that any property interest or mineral rights which may be acquired by either of them located wholly or partially within the AMI will become a part of the Property and be subject to this Agreement. If either the Optionor or the Optionee acquires an interest as aforesaid, it will notify the other party in writing of the extent of the interest acquired. The notified party will have thirty (30) days following receipt by it of the foregoing notification to elect in writing to have the property interest or mineral rights included within the terms of this Agreement. If the notified party does not so elect in writing within the thirty (30) day period, the acquiring party will be entitled to acquire the property interest or mineral rights for its own account and such interest will not be part of the Property and will not be subject to the terms of this Agreement.

  NOTICE

  11.1   Any notices to be given by either party to the other will be sufficiently given if delivered personally or transmitted by facsimile or if sent by registered mail, postage prepaid, to the parties at their respective addresses shown on the first page of this Agreement, or to any other addresses as the parties may notify to the other from time to time in writing. This notice will be deemed to have been given at the time of delivery, if delivered in person or transmitted by facsimile, or within five business days from the date of posting if mailed.

  FURTHER ASSURANCES

  12.1   Each of the parties covenants and agrees, from time to time and at all times, to do all other acts and execute and deliver all such further deeds, documents and assurances that may be reasonably required to fully perform and carry out the terms and intent of this Agreement.

  RULE AGAINST PERPETUITIES

  13.1   If any right, power, or interest of any party in property under this Agreement would violate the rule against perpetuities, then this right, power, or interest will terminate at the expiration of 20 years after the death of the last survivor of all the lineal descendants of Her Majesty, Queen Elizabeth II of England, living on the date of the signing of this Agreement.

  TIME OF THE ESSENCE

  14.1   Time will be of the essence of this Agreement.

  ENUREMENT

  15.1   This Agreement will enure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, and permitted assigns.

  FORCE MAJEURE

  16.1   No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its reasonable control including, but not limited to, acts of God, fire, storm, flood, explosion, strikes, lockouts or other industrial disturbances, acts of public enemy, war, riots, laws, rules and regulations or orders of any duly constituted governmental authority, or non-availability of materials or transportation (each an "Intervening Event").

  16.2   All time limits imposed by this Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event.

  16.3   A party relying on the provisions of section 16.1, insofar as possible, will promptly give written notice to the other party of the particulars of the Intervening Event, will give written notice to the other party as soon as the Intervening Event ceases to exist, will take all reasonable steps to eliminate any Intervening Event, and will perform its obligations under this Agreement as far as practicable, but nothing in this Agreement will require this party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation, or order of any constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

  DEFAULT

  17.1   If a party (the "Defaulting Party") is in default of any requirement of this Agreement, the party affected by the default (the "Non-Defaulting Party") will give written notice to the Defaulting Party, within 30 days of becoming aware of the default, specifying the default, and the Defaulting Party will not lose any rights under this Agreement, nor will the Agreement or the Option terminate, nor will the Non-Defaulting Party have any rights, remedies, or cause of action under this Agreement or otherwise as a result of the default unless, within 30 days after the Non-Defaulting Party gives notice of default, the Defaulting Party has failed to cure the default, in which case the Non-Defaulting Party will only then be entitled to seek any remedy it may have on account of the default.

  SEVERABILITY

  18.1   If any one or more of the provisions contained in this Agreement is invalid, illegal, or unenforceable in any respect in any jurisdiction, the validity, legality, and enforceability of this provision will not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality, and enforceability of the remaining provisions contained in this Agreement will not in any way be affected or impaired thereby.

  AMENDMENT

  19.1   This Agreement may be changed only by a written agreement signed by the parties.

  ENTIRE AGREEMENT

  20.1   This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, whether oral or written, express or implied, statutory or otherwise, between the parties.

  OPTION ONLY

  21.1   This Agreement provides for an option only and, except for the payment of the $25,000 as set out in section 3.1(a) and the delivery of 100,000 Shares as set out in section 3.1(c)(i) hereof, both of which are firm commitments, or as otherwise provided, nothing in this Agreement will be construed as obligating the Optionee to do any acts or make any other payments and any act(s) or payment(s) made under this Agreement will not be construed as obligating the Optionee to do any further act or make any further payment.

  CONDITION PRECEDENT

  22.1   The Optionee's obligations under this Agreement, other than the payment of $25,000 which must be made upon signing this Agreement, are first subject to the approval of this Agreement by the Optionee's Board of Directors.

  22.2   If the above condition precedent is not satisfied within 15 days from the date of this Agreement, the Optionor may terminate this Agreement on 15 days' written notice to the Optionee.

  22.3   The Optionor's obligations under this Agreement are first subject to the consent of the Owner to this Agreement and to the prior acceptance of the TSX Venture Exchange.

  GOVERNING LAW

  23.1   This Agreement and the rights and obligations and relations of the parties will be governed by and construed in accordance with the laws of British Columbia and the federal laws of Canada applicable therein (but without giving effect to any conflict of law rules). Subject to section 24.1, the parties agree that the courts of British Columbia will have the jurisdiction to entertain any action or other legal proceedings based on any provisions of this Agreement. Each party attorns to the jurisdiction of the courts of British Columbia.

  ARBITRATION

  24.1   All disputes arising out of or in connection with this Agreement, or in respect of any legal relationship associated therewith or derived therefrom, will be referred to and finally resolved by arbitration by a single arbitrator under the International Commercial Arbitration Rules of Procedure of the British Columbia International Commercial Arbitration Centre (the "Centre"). The appointing authority will be the Centre. the case will be administered by the Centre in accordance with its Rules. The place of arbitration will be Vancouver, British Columbia, Canada.

  SIGNING IN COUNTERPARTS

  25.1   The parties may sign this Agreement in one or more counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

  IN WITNESS WHEREOF the parties have signed this Agreement as of the date written on the first page of this Agreement.

THE CORPORATE SEAL OF	)
CONSOLIDATED GLOBAL MINERALS LTD.	)
was affixed in the presence of:	)
)
)
/s/ George Heard	)	c/s
Authorized Signatory	)
)
)
Authorized Signatory	)

THE CORPORATE SEAL OF	)
ABERDENE MINES LTD.	)
was affixed in the presence of:	)
)
)
/s/ Brent Jardine	)	c/s
Authorized Signatory	)
)
)
Authorized Signatory	)

SCHEDULE "A"

Description of Property

The property consists of fee lands, mineral rights and surface rights to the following parcels of fee land located in Elko Country, Nevada:

Township 39 North, Range 50 East, Mont Diablo Base and Meridian

Section 3:	S1/2NW1/4, W1/2SE1/4, NW1/4, SE1/4SE1/4
Section 10:	NE1/4NW1/4, SW1/4NW1/4

Township 40 North, Range 50 East, Mont Diablo Base and Meridian

Section 34:	NE1/4NE1/4

Township 39 North, Range 51 East, Mont Diablo Base and Meridian

Section 2:	SE1/4SW,1/4 S1/2SE1/4
Section 6:	NW1/4NW1/4, SE1/4NW1/4, NE1/4SW1/4
Section 7:	SE1/4NW1/4, NW1/4NE1/4, SE1/4NE1/4, NW1/4SW1/4, E1/2SE1/4
Section 8:	S1/2
Section 9:	S1/2
Section 11:	NE1/4, S1/2
Section 12:	All
Section 17:	N1/2SE1/4
Section 18:	W1/2SW1/4

These surface parcels comprise approximately 2,720 acres.

SCHEDULE "B"

Description of Property Interests Held by Altair

Surface Use Agreement and Option to Purchase dated November 15, 2003 between Van Norman Ranches, Inc and Altair Minerals, Inc.

The Property consists of the following surface parcels located in Elko County, Nevada:

Township 36 North, Range 51 East, Mont Diablo Base and Meridian

Section 5:	SW1/4, W1/2SW1/4
Section 6:	SE1/4
Section 8:	NW1/4, W1/2NE1/4

These surface parcels comprise approximately 640 acres.

Thirty-Five Unpatented Lode Mining Claims owned and recorded by Altair Minerals, Inc. (approximately 20 acres each):

Claim Name	BLM NMC#	Expiry Date

VN 1	856606
VN 3	856607
VN 5	856608
VN 7	856609
VN 9	856610
VN 11	856611
VN 13	856612
VN 15	856613
VN 17	856614
VN 19	856615
VN 20	856616
VN 21	856617
VN 22	856618
VN 23	856619
VN 24	856620
VN 25	856621
VN 26	856622
VN 27	856623
VN 28	856624
VN 29	856625
VN 30	856626
VN 31	856627
VN 32	856628
VN 33	856629

VN 34	856630
VN 35	856631
VN 36	856632
VN 37	856633
VN 38	856634
VN 39	856635
VN 40	856636
VN 41	856637
VN 42	856638
VN 43	856639
VN 44	856640